Exhibit 23.1

Deloitte Haskins & Sells LLP	Chartered Accountants Prestige Trade Tower, Level 19 46, Palace Road, High Grounds Bengaluru - 560 001 Karnataka, India Tel: +91 80 6188 6000 Fax: +91 80 6188 6011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 19, 2019 relating to the financial statements of Infosys Limited, and the effectiveness of Infosys Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Infosys Limited for the year ended March 31, 2019.

/s/ Deloitte Haskins & Sells LLP

Bengaluru, India

February 26, 2020

Regd. Office: Indiabulls Finance Centre, Tower 3, 27th – 32rd Floor, Senapati Bapat Marg, Elphinstone Road (West), Mumbal - 400 013,

Maharashtra, India. (LLP Identification No. AAB-8737)